Exhibit 5.1

November 6, 2023

Corebridge Financial, Inc.
2919 Allen Parkway, Woodson Tower
Houston, Texas 77019

Registration Statement on Form S-3
of Corebridge Financial, Inc.
Ladies and Gentlemen:
We have acted as special New York counsel to Corebridge Financial, Inc., a Delaware corporation (the “Company”), in connection with the filing on the date hereof with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), of a Registration Statement on Form S-3 (the “Registration Statement,” including a base prospectus (the “Prospectus”), which provides that it may be supplemented by one or more prospectus supplements), relating to the offer and sale from time to time of shares of the Company’s common stock, par value $0.01 per share, to be sold by selling stockholders to be named in a prospectus supplement (the “Shares”).
In arriving at the opinion expressed below, we have (a) examined and relied on the originals, or copies certified or otherwise identified to our satisfaction, of such agreements, documents and records of the Company and its subsidiaries and such certificates of public officials, officers and representatives of the Company and its subsidiaries and other persons as we have deemed appropriate for the purposes of such opinion, (b) examined and relied as to factual matters upon, and have assumed the accuracy of, the statements made in the certificates of public officials, officers and representatives of the Company and its subsidiaries and other persons delivered to us and (c) made such investigations of law as we have deemed appropriate as a basis for such opinion.
In rendering the opinion expressed below, we have assumed, with your permission, without independent investigation or inquiry, (i) the authenticity and completeness of all documents that we examined, (ii) the genuineness of all signatures on all documents that we examined, (iii) the conformity to authentic originals and completeness of documents examined by us that are certified, conformed, reproduction, photostatic or other copies, (iv) the legal capacity of all natural persons executing documents and (v) that the Shares are uncertificated and that the statements required by Section 151(f) of the General Corporation Law of the State of Delaware, as in effect on the date hereof (the “DGCL”), will be furnished in accordance with the DGCL.
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Corebridge Financial, Inc.	2	November 6, 2023
Based upon and subject to the foregoing and the assumptions, qualifications and limitations hereinafter set forth, we are of the opinion that, the Shares have been duly authorized and are validly issued, fully paid and non-assessable under the DGCL.
We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement, to the reference to our firm under the caption “Validity of Common Stock” in the Prospectus forming a part thereof. In giving such consent, we do not concede that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.
We are members of the bar of the State of New York. We express no opinion as to the laws of any jurisdiction other than the DGCL.

Very truly yours,
/s/ Debevoise & Plimpton LLP